Exhibit 5.2

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

May 27, 2026

Molson Coors Beverage Company

P.O. Box 4030, BC555

Golden, Colorado 80401

Re: Registration Statement on Form S-3 (File No. 333-277183)

Ladies and Gentlemen:

We have acted as local Colorado counsel to Coors Brewing Company, a Colorado corporation (“CBC”), Newco3, Inc., a Colorado corporation (“Newco”), CBC Holdco LLC, a Colorado limited liability company (“Holdco”), CBC Holdco 2 LLC, a Colorado limited liability company (“Holdco 2”), and CBC Holdco 3, Inc., a Colorado corporation (“Holdco 3”, and together with CBC, Newco, Holdco, and Holdco 2, the “Colorado Guarantors”), in connection with the issuance and sale by Molson Coors Beverage Company, a Delaware corporation (the “Parent”), of $500,000,000 aggregate principal amount of its 4.900% Senior Notes due 2031 (the “2031 Notes”) and $1,000,000,000 aggregate principal amount of its 5.500% Senior Notes due 2036 (the “2036 Notes” and, together with the 2036 Notes, the “Notes”), pursuant to the (i) Underwriting Agreement, dated May 20, 2026 (the “Underwriting Agreement”), by and among the Parent, the Colorado Guarantors, the other subsidiary guarantors named therein, and the representatives of the several underwriters named therein, (ii) Registration Statement on Form S-3 (File No. 333-277183), which became effective upon its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 20, 2024 (the “Registration Statement”), including the prospectus dated February 20, 2024 filed as part of the Registration Statement (the “Base Prospectus”), (iii) preliminary prospectus supplement dated May 20, 2026 filed with the Commission pursuant to Rule 424(b) under the Securities Act, (iv) prospectus supplement dated May 20, 2026 filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and (v) Indenture, dated May 29, 2024, by and among the Parent, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated May 27, 2026, by and among the Parent, the Guarantors and the Trustee, relating to the Notes (as supplemented, the “Indenture”). The Notes will be guaranteed (the “Guarantees”) on a senior unsecured basis by the Colorado Guarantors and certain other subsidiaries of the Parent (together with the Colorado Guarantors, the “Guarantors”).

In our capacity as local counsel to the Colorado Guarantors, we have examined, among other things, (i) the Indenture, (ii) the organizational documents of each Colorado Guarantor, in effect on the date hereof, (iii) the resolutions of the governing body of each Colorado Guarantor relating to the transactions contemplated by the Underwriting Agreement (the “Transactions”) and (iv) such other documents, records and instruments of the Colorado Guarantors as we have deemed necessary for the purposes of this opinion letter.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Colorado Guarantors. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) all individuals have sufficient legal capacity to perform their functions with respect to the documents governing the Transactions (the “Transaction Documents”); (e) subject to the assumptions, exclusions and qualifications set forth in this opinion letter, the Transaction Documents and the other documents reviewed by us are valid and binding obligations of each party thereto, other than the Colorado Guarantors, enforceable against each such party in accordance with their terms, and each such party, other than the Colorado Guarantors, has complied with all legal requirements pertaining to its status relevant to its right to enforce the Transaction Documents against the Parent and the Guarantors; and (f) the correctness of, and we take no responsibility for, the opinion letters, each dated the date hereof, of Kirkland & Ellis LLP, as to certain matters of Delaware law, and McCarthy Tétrault LLP, as to certain matters of Canadian law.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1.                   Based solely on certificates of the Secretary of State of the State of Colorado as to the incorporation or formation, as applicable, and good standing of each of the Colorado Guarantors under the laws of the State of Colorado, as of May 26, 2026, (i) each of CBC, Newco and Holdco 3 is a corporation validly existing and in good standing under the laws of the State of Colorado, and (ii) each of Holdco and Holdco 2 is a limited liability company validly existing and in good standing under the laws of the State of Colorado.

2.                   Each of the Colorado Guarantors has the requisite power and authority to enter into the Indenture, including the Guarantees, and to perform its obligations thereunder, and the Indenture, including the Guarantees, has been duly authorized, executed and delivered by each of the Colorado Guarantors.

The foregoing opinions are subject to the following exclusions and qualifications:

1.                   Our opinions are as of the date hereof and we have no responsibility to update this opinion letter for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

2.                   We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

3.                   We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Colorado and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Parent’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP